EXHIBIT 99.1
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CONTACTS:         Tabitha Zane
                  SpectraSite
                  919-466-5492
                  tabitha.zane@spectrasite.com
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             SPECTRASITE HOLDINGS REACHES AGREEMENT WITH BONDHOLDERS
                               ON RECAPITALIZATION

CARY, NC, NOVEMBER 6, 2002 - SpectraSite Holdings, Inc. (NASDAQ: SITE), one of the largest wireless tower operators in the United States, announced today that it has reached agreements with beneficial holders of approximately 66% of its senior notes in support of a restructuring plan that will eliminate SpectraSite's holding company debt and reduce future consolidated annual interest expense by approximately $200 million.

The restructuring will be accomplished through a pre-arranged plan of reorganization in a case filed under Chapter 11 of the Bankruptcy Code. The plan will only involve SpectraSite Holdings, Inc., which is a holding company without any business operations of its own, and is not expected to adversely impact SpectraSite Communications, Inc., the operating company subsidiary that conducts the Company's day-to-day operations. As a result, the Company anticipates that its employees, customers, property owners, suppliers and any other entity doing business with SpectraSite Communications will not be adversely affected. The restructuring plan is also not expected to constitute an event of default or otherwise adversely affect SpectraSite Communications' $1.1 billion senior credit facility, which is expected to continue to be serviced from operating cash flow by SpectraSite Communications.

To implement the plan, SpectraSite Holdings, Inc. will file in Federal court a pre-arranged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code. SpectraSite's agreements with its senior note holders will terminate if the Plan is not filed by November 15, 2002.

Steve Clark, President and CEO of SpectraSite, stated, "We are committed to completing this reorganization as quickly and as smoothly as possible. This plan enables SpectraSite to significantly strengthen its balance sheet and insures that the Company will continue to be a provider of collocation properties for the wireless carriers over the long term. Throughout this process there should be no impact on our day-to-day operations and we will serve our customers and property owners without interruption. All of us at SpectraSite remain focused on our core business, leasing space on our towers, and we look forward to emerging from Chapter 11 as a financially stronger company."

TERMS OF THE DEBT RESTRUCTURING PLAN

According to the agreed terms, the Company's outstanding securities will be treated as follows:

        o The existing $2.0 billion aggregate principal amount at maturity of senior notes plus accrued interest will be exchanged for 100% of the reorganized Company's new common stock, subject to dilution by the existing common stock holders through warrants to purchase new common stock and by management through options to buy new common stock under a new stock option plan.


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        o        The existing common stock will be exchanged for new warrants to purchase 5% of the shares of new common stock on a fully diluted basis. The strike price of the warrants will be based on an enterprise value of the Company of $1.5 billion.

        o All existing warrants and options to purchase common stock will be canceled.

The Company's current management team and Board of Directors will remain in place during the Chapter 11 case. Upon completion of the Chapter 11 process, a new Board of Directors will be elected, consisting of five members, including Steve Clark, the Company's Chief Executive Officer, and four members to be selected by the senior note holder committee.

Completion of the restructuring plan is subject to certain conditions, including its acceptance by affected holders of claims, whose approval will be solicited as part of the bankruptcy process. Having already achieved agreement with the informal committee representing more than a majority of the senior note holders, the Company believes that it will receive the votes required for approval of the plan.

Completion of the restructuring plan is also subject to the completion of certain transactions with either Cingular or SBC on terms that are approved by the senior note holders.

A Current Report on Form 8-K will be filed with the Securities and Exchange Commission containing additional details regarding the agreed restructuring terms.

ABOUT SPECTRASITE COMMUNICATIONS, INC.

SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At June 30, 2002, SpectraSite owned or managed approximately 20,000 sites, including 7,994 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning SpectraSite's future expectations, financial and operating projections, plans, strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) SpectraSite's ability to complete the proposed restructuring plan, (ii) SpectraSite's substantial capital requirements and leverage, even after the proposed restructuring is completed,
(iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments and (vi) future regulatory actions and conditions in its operating areas. These and other important factors are described in more detail in Item 1a "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company's other SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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